EXHIBIT 99A.2
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
CONSOLIDATED BALANCE SHEETS                           U S WEST, Inc.
(UNAUDITED)
                                          September 30, December 31,
In millions                                     1995        1994
---------------------------------------   ------------- -----------
ASSETS
Current assets:
 Cash and cash equivalents                         $108        $209
 Accounts and notes receivable                    1,932       1,693
 Inventories and supplies                           248         189
 Deferred tax asset                                 339         352
 Prepaid and other                                  310         323
                                           ------------ ------------
  Total current assets                            2,937       2,766
                                           ------------ ------------

Property, plant and equipment - net              14,342      13,997
Investment in Time Warner Entertainment           2,501       2,522
Intangible assets - net                           1,824       1,858
Investment in international ventures              1,361         881
Net investment in assets held for sale              418         302
Other assets                                      1,378         878
                                           ------------ -----------
   Total assets                                 $24,761     $23,204
                                           ============ ===========
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $3,640      $2,837
 Accounts payable                                   859         944
 Employee compensation                              408         367
 Dividends payable                                  253         251
 Current portion of restructuring charges           348         337
 Other                                            1,428       1,278
                                           ------------ ------------
  Total current liabilities                       6,936       6,014
                                           ------------ ------------

Long-term debt                                    5,144       5,101
Postretirement and other postemployment
 benefit obligations                              2,372       2,502
Deferred taxes, credits and other                 1,894       2,154
Guaranteed minority interest in trust holding
 subordinated debentures of subsidiary              600           -

Preferred stock subject to
 mandatory redemption                                51          51

Common shareowners' equity:
 Common shares                                    8,161       8,056
 Cumulative deficit                                (223)       (458)
 LESOP guarantee                                   (157)       (187)
 Foreign currency translation adjustments           (17)        (29)
                                           ------------- -----------
  Total common shareowners' equity                7,764       7,382
                                           ------------- -----------
  Total liabilities and shareowners' equity     $24,761     $23,204
                                           ============= ===========
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